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           Consent of Independent Registered Public Accounting Firm



Board of Trustees and Shareholders of
ING Variable Products Trust and
ING Investors Trust:

We consent to the use of our reports dated February 27, 2006, incorporated herein by reference, on the financial statements of ING VP LargeCap Growth Portfolio, a series of ING Variable Products Trust, and ING Mercury Large Cap Growth Portfolio, a series of ING Investors Trust, and to the references to our firm under the caption "Financial Highlights" in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts
September 27, 2006